Exhibit 99.1

Frontdoor Announces Third-Quarter 2020 Revenue Increase of 8 Percent to $440 Million

Home Service Plan Growth Accelerated to 4 Percent

Customer Retention Increased to 76 Percent

Expanded On-Demand Offering to 35 Cities

MEMPHIS, TENN. — November 4, 2020 — Frontdoor, Inc. (NASDAQ: FTDR), the nation’s leading provider of home service plans, today announced third-quarter 2020 results.

Financial Results
	Three Months Ended
	September 30,
$ millions (except as noted)	2020	2019	Change
Revenue	$440	$407	8%
Gross Profit	215	206	4%
Net Income	49	61	(20)%
Diluted Earnings per Share	0.57	0.72	(21)%
Adjusted Net Income(1)	50	62	(19)%
Adjusted Diluted Earnings per Share(1)	0.59	0.73	(19)%
Adjusted EBITDA(1)	91	106	(14)%
Home Service Plans (number in millions)	2.24	2.15	4%

Third-Quarter 2020 Summary

•	Revenue increased eight percent to $440 million

•	Gross profit margin of 49 percent

•	Net income of $49 million

•	Adjusted EBITDA of $91 million

•	Available liquidity of $624 million

•	Strong demand and retention initiatives resulted in better than expected revenue growth, improved customer retention to 76 percent and increased home service plan growth to 4 percent

•	Consumers are spending more time at home due to COVID-19, which enhances the customer value proposition and results in higher near-term service request demand

•	Streem’s augmented reality technology recently featured by Apple and Google; partnerships now include Lowe’s, Best Buy, British Gas and CLEAResult

•	Launched ProConnect and expanded on-demand offering to 35 cities; expect to complete approximately 80,000 service requests and add additional trades in 2021 with continued growth in 2022

“We continue to execute several key strategic objectives that will accelerate our long-term growth trajectory,” said Chief Executive Officer Rex Tibbens. “We are seeing the benefits of our marketing investments, growing our emerging businesses and expanding dynamic pricing. While we are still in the early stages of improving the customer experience, our investments in technology, business processes and training have resulted in higher customer retention and strengthened our foundation for further operational improvements. Finally, I want to thank all of our associates, contractors and customers as we continue to manage through COVID-19. Our team is rallying around this challenge, and I am certain we are becoming a stronger organization as a result.”

“Our third quarter results reflect stronger than anticipated revenue growth, primarily as a result of improved real estate fundamentals,” said Chief Financial Officer Brian Turcotte. “However, COVID-19 continued to unfavorably impact our Adjusted EBITDA in the third quarter. We experienced increased service requests and industry-wide appliance availability challenges, which impacted claims costs, while opportunistically increasing marketing investments to drive sales growth. In response to the higher costs, we are taking aggressive actions to increase our gross profit margin, such as leveraging dynamic pricing and improving our processes. Looking to 2021, we expect revenue growth to accelerate and margins to benefit from the favorable actions we are taking today.”

Third-Quarter 2020 Results

Revenue by Major Customer Channel
	Three Months Ended
	September 30,
$ millions	2020	2019	Change
Renewals	$303	$278	9%
Real estate (First-Year)	76	77	(2)%
Direct-to-consumer (First-Year)	56	50	13%
Other	4	2	*

Total	$440	$407	8%

*	not meaningful

Third-quarter 2020 revenue increased eight percent over the prior year period. Renewal revenue increased nine percent due to growth in the number of renewed home service plans, driven, in part, by customer retention initiatives, and improved price realization. First-year real estate revenue declined two percent, reflecting a decline in the number of first-year real estate home service plans, partly offset by improved price realization. First-year real estate revenue continues to reflect the adverse impact of COVID-19 on existing U.S. home sales during the second quarter. First-year direct-to-consumer revenue increased 13 percent, reflecting growth in the number of home service plans, mostly driven by increased investments in marketing, and improved price realization.

Third-quarter 2020 net income was $49 million, or diluted earnings per share of $0.57.

Period-over-Period Adjusted EBITDA Bridge
$ millions
Three Months Ended September 30, 2019	$106
Impact of change in revenue(3)	28
Contract claims costs	(19)
Sales and marketing costs	(16)
Customer service costs	(6)
General and administrative costs	(1)
Other	(2)

Three Months Ended September 30, 2020	$91

Third-quarter 2020 Adjusted EBITDA of $91 million was $15 million lower than the prior year period, as $28 million of higher revenue conversion(3) was more than offset by:

•	$19 million of higher contract claims costs in third-quarter 2020 versus prior year, excluding the impact of claims costs related to the change in revenue;

•	$16 million of increased sales and marketing costs, primarily investments to drive growth in the direct-to-consumer channel; and

•	$6 million of higher customer service costs, primarily related to managing a higher number of service requests and investments in customer retention initiatives.

The $19 million increase in contract claims costs was primarily driven by both a higher number of service requests and increased costs in the appliance and plumbing trades, as well as normal inflation. The higher number of service requests was primarily a result of customers spending more time at home in response to COVID-19. The increased costs in the appliance trade were driven in part by industry-wide appliance availability challenges. Contract claims costs also reflect a favorable weather impact of approximately $1 million and process improvement benefits.

Cash Flow

	Nine Months Ended
	September 30,
$ millions	2020	2019
Net cash provided from (used for):
Operating Activities	$154	$154
Investing Activities	(25)	(19)
Financing Activities	(6)	(6)

Cash increase during the period	$123	$129

Net cash provided from operating activities was $154 million for the nine months ended September 30, 2020, the same as the prior year period.

Net cash used for investing activities was $25 million for the nine months ended September 30, 2020, compared to $19 million for the prior year period. The increase was primarily driven by an increase in capital expenditures, mostly to support investments in technology.

Net cash used for financing activities was $6 million for the nine months ended September 30, 2020, the same as the prior year period, primarily related to required debt payments.

Free Cash Flow was $127 million for the nine months ended September 30, 2020, compared to $138 million for the prior year period. The decrease was primarily due to higher capital expenditures.

Cash and marketable securities increased $3 million to $551 million from June 30, 2020 to September 30, 2020, and included restricted net assets of $176 million and Unrestricted Cash of $374 million.

Available liquidity was $624 million at September 30, 2020, consisting of the $374 million of Unrestricted Cash and an undrawn revolving credit facility of $250 million.

Fourth-Quarter 2020 Outlook

•	Revenue of $315 million to $325 million.

•	Adjusted EBITDA(2) of $28 million to $32 million, which reflects a continuation of higher service request demand and additional investments in customer service.

Full-Year 2020 Outlook

•	Revenue of $1,460 million to $1,470 million.

•	Gross margin of 48 percent to 49 percent.

•	Adjusted EBITDA(2) of approximately $266 million to $270 million.

•	Capital expenditures of $35 million to $40 million.

Third-Quarter 2020 Earnings Conference Call

Frontdoor has scheduled a conference call today, November 4, 2020, at 3:30 p.m. Central time (4:30 p.m. Eastern time). During the call, Rex Tibbens, Chief Executive Officer, and Brian Turcotte, Chief Financial Officer, will discuss the company’s operational performance and financial results for third-quarter 2020 and respond to questions from the investment community. To participate on the conference call, interested parties should call 1-844-750-4895 (or international participants, 1-421-317-5291). Additionally, the conference call will be available via webcast which will include a slide presentation highlighting the company’s results. To participate via webcast and view the slide presentation, visit Frontdoor’s investor relations home page. The call will be available for replay for approximately 60 days. To access the replay of this call, please call 1-877-344-7529 and enter conference ID 10148657 (international participants: 1-412-317-0088, conference ID 10148657).

About Frontdoor

Frontdoor is a company that’s obsessed with taking the hassle out of owning a home. With services powered by people and enabled by technology, it is the parent company of four home service plan brands: American Home Shield, HSA, Landmark and OneGuard, as well as American Home Shield ProConnect, an on-demand service offering for home repairs and maintenance, and Streem, a technology company that enables businesses to serve customers through an enhanced augmented reality, computer vision and machine learning platform. Frontdoor serves 2.2 million customers across the U.S. through a network of approximately 17,000 pre-qualified contractor firms that employ approximately 60,000 technicians. The company’s flexible home service plans help customers protect and maintain their homes from costly and unexpected breakdowns of essential home systems and appliances. With nearly 50 years of experience, the company responds to over four million service requests annually. For details, visit http://www.frontdoorhome.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, projected future performance and any statements about Frontdoor’s plans, strategies, prospects, and the impact of COVID-19 on Frontdoor’s business. Forward-looking statements can be identified by the use of forward-looking terms such as “believe,” “expect,” “estimate,” “could,” “should,” “intend,” “may,” “plan,” “seek,” “anticipate,” “project,” “will,” “shall,” “would,” “aim,” or other comparable terms. These forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. Such risks and uncertainties include, but are not limited to: the impact of the global COVID-19 pandemic; weather conditions and seasonality; weakening general economic conditions; lawsuits, enforcement actions and other claims by third parties or governmental authorities; the effects of our substantial indebtedness; the success of our business strategies; and failure to achieve some or all of the expected benefits of our separation from ServiceMaster Global Holdings, Inc. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of new markets or market segments in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this news release. For a discussion of other important factors that could cause Frontdoor’s results to differ materially from those expressed in, or implied by, the forward-looking statements included in this document, you should refer to the risks and uncertainties detailed from time to time in Frontdoor’s periodic reports filed with the SEC, including the disclosure contained in Item 1A. Risk Factors in our 2019 Annual Report on Form 10-K filed and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, as such factors may be further updated from time to time in Frontdoor’s periodic filings with the SEC. Except as required by law, Frontdoor does not undertake any obligation to update or revise these forward-looking statements to reflect new information or events or circumstances that occur after the date of this news release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review Frontdoor’s filings with the Securities and Exchange Commission, which are available from the SEC’s EDGAR database at sec.gov, and via Frontdoor’s website at frontdoorhome.com.

Non-GAAP Financial Measures

To supplement Frontdoor’s results presented in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), Frontdoor has disclosed the non-GAAP financial measures of Adjusted EBITDA, Free Cash Flow, Adjusted Net Income, Adjusted Diluted Earnings per Share, and Unrestricted Cash.

We define “Adjusted EBITDA” as net income before: provision for income taxes; interest expense; depreciation and amortization expense; non-cash stock-based compensation expense; restructuring charges; Spin-off charges; secondary offering costs; and other non-operating expenses. We believe Adjusted EBITDA is useful for investors, analysts and other interested parties as it facilitates company-to-company operating performance comparisons by excluding potential differences caused by variations in capital structures, taxation, the age and book depreciation of facilities and equipment, restructuring initiatives, Spin-off charges and equity-based, long-term incentive plans.

We define “Free Cash Flow” as net cash provided from operating activities less property additions. Free Cash Flow is not a measurement of our financial performance or liquidity under U.S. GAAP and does not purport to be an alternative to net cash provided from operating activities or any other performance or liquidity measures derived in accordance with U.S. GAAP. Free Cash Flow is useful as a supplemental measure of our liquidity. Management uses Free Cash Flow to facilitate company-to-company cash flow comparisons, which may vary from company to company for reasons unrelated to operating performance.

We define “Adjusted Net Income” as net income before: amortization expense; restructuring charges; Spin-off charges; secondary offering costs; other non-operating expenses; and the tax impact of the aforementioned adjustments. We believe Adjusted Net Income is useful for investors, analysts and other interested parties as it facilitates company-to-company operating performance comparisons by excluding potential differences caused by items listed in this definition.

We define “Adjusted Diluted Earnings per Share” as Adjusted Net Income divided by the weighted-average diluted common shares outstanding.

We define “Unrestricted Cash” as cash not subject to third-party restrictions. For additional information related to our third-party restrictions, see “Liquidity and Capital Resources — Liquidity” under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2019 Annual Report on Form 10-K filed with the SEC.

See the schedules attached hereto for additional information and reconciliations of such non-GAAP financial measures. Management believes these non-GAAP financial measures provide useful supplemental information for its and investors’ evaluation of Frontdoor’s business performance and are useful for period-over-period comparisons of the performance of Frontdoor’s business. While we believe that these non-GAAP financial measures are useful in evaluating our business, this information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, these non-GAAP financial measures may not be the same as similarly entitled measures reported by other companies.

For further information, contact:

Investor Relations:

Matt Davis

901.701.5199

ir@frontdoorhome.com

Media:

Nicole Ritchie

901.701.5198

mediacenter@frontdoorhome.com

(1)

See “Reconciliations of Non-GAAP Financial Measures” accompanying this release for a reconciliation of Adjusted EBITDA, Free Cash Flow, Adjusted Net Income and Adjusted Diluted Earnings per Share, each a non-GAAP measure, to the nearest GAAP measure. See “Non-GAAP Financial Measures” included in this release for descriptions of calculations of these measures.

(2)

A reconciliation of the forward-looking fourth-quarter 2020 Adjusted EBITDA outlook to net income cannot be provided without unreasonable effort because of the inherent difficulty of accurately forecasting the occurrence and financial impact of the various adjusting items necessary for such reconciliation that have not yet occurred, are out of our control, or cannot be reasonably predicted. For the same reasons, the company is unable to assess the probable significance of the unavailable information, which could have a material impact on its future GAAP financial results.

(3)	Revenue conversion is calculated using the estimated gross margin impact of new home service plan revenue along with the impact of price changes.

frontdoor, inc.

Condensed Consolidated Statements of Operations and Comprehensive Income (Unaudited)

($ millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Revenue	$440	$407	$1,151	$1,065
Cost of services rendered	225	201	572	526

Gross Profit	215	206	579	539
Selling and administrative expenses	129	104	358	297
Depreciation and amortization expense	7	6	25	18
Restructuring charges	—	—	4	—
Spin-off charges	—	—	—	1
Interest expense	14	16	43	47
Interest and net investment (income) loss	—	(2)	1	(5)

Income before Income Taxes	65	82	148	180
Provision for income taxes	16	21	37	46

Net Income	$49	$61	$111	$134

Other Comprehensive Income (Loss), Net of Income Taxes:
Net unrealized gain (loss) on derivative instruments	1	(3)	(15)	(16)

Other Comprehensive Income (Loss), Net of Income Taxes	1	(3)	(15)	(15)

Total Comprehensive Income	$50	$57	$95	$119

Earnings per Share:
Basic	$0.57	$0.72	$1.30	$1.59

Diluted	$0.57	$0.72	$1.29	$1.58

Weighted-average Common Shares Outstanding:
Basic	85.3	84.7	85.2	84.6
Diluted	85.6	84.9	85.5	84.8

frontdoor, inc.

Condensed Consolidated Statements of Financial Position (Unaudited)

($ millions, except share data)

	As of
	September 30,	December 31,
	2020	2019
Assets:
Current Assets:
Cash and cash equivalents	$551	$428
Marketable securities	—	7
Receivables, less allowance of $2 in each period	10	11
Contract asset	47	—
Prepaid expenses and other assets	16	16

Total Current Assets	624	461

Other Assets:
Property and equipment, net	62	51
Goodwill	512	501
Intangible assets, net	173	191
Operating lease right-of-use assets	15	17
Deferred customer acquisition costs	18	18
Other assets	3	11

Total Assets	$1,407	$1,250

Liabilities and Shareholders’ Equity:
Current Liabilities:
Accounts payable	$69	$48
Accrued liabilities:
Payroll and related expenses	24	17
Home service plan claims	95	66
Interest payable	3	9
Other	36	29
Deferred revenue	179	188
Current portion of long-term debt	7	7

Total Current Liabilities	412	364

Long-Term Debt	969	973
Other Long-Term Liabilities:
Deferred taxes	38	45
Operating lease liabilities	18	20
Other long-term obligations	40	27

Total Other Long-Term Liabilities	96	92

Commitments and Contingencies
Shareholders’ Equity:
Common stock, $0.01 par value; 2,000,000,000 shares authorized; 85,444,714 shares issued and outstanding at September 30, 2020 and 85,309,260 shares issued and outstanding at December 31, 2019	1	1
Additional paid-in capital	41	29
Accumulated deficit	(77)	(188)
Accumulated other comprehensive loss	(36)	(21)

Total Deficit	(71)	(179)

Total Liabilities and Shareholders’ Equity	$1,407	$1,250

frontdoor, inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

($ millions)

	Nine Months Ended
	September 30,
	2020	2019
Cash and Cash Equivalents at Beginning of Period	$428	$296
Cash Flows from Operating Activities:
Net Income	111	134
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation and amortization expense	25	18
Deferred income tax provision	1	3
Stock-based compensation expense	13	7
Restructuring charges	4	—
Payments for restructuring charges	(3)	—
Spin-off charges	—	1
Payments for spin-off charges	—	(1)
Other	5	4
Change in working capital, net of acquisitions:
Receivables	1	3
Prepaid expenses and other current assets	(43)	(32)
Accounts payable	21	14
Deferred revenue	(9)	(5)
Accrued liabilities	32	10
Accrued interest payable	(6)	(6)
Current income taxes	3	4

Net Cash Provided from Operating Activities	154	154

Cash Flows from Investing Activities:
Purchases of property and equipment	(26)	(15)
Business acquisitions, net of cash received	(5)	(3)
Purchases of available-for-sale securities	(2)	(7)
Sales and maturities of available-for-sale securities	9	9
Other investing activities	—	(3)

Net Cash Used for Investing Activities	(25)	(19)

Cash Flows from Financing Activities:
Payments of debt and finance lease obligations	(5)	(5)
Other financing activities	(1)	—

Net Cash Used for Financing Activities	(6)	(6)

Cash Increase During the Period	123	129

Cash and Cash Equivalents at End of Period	$551	$425

Reconciliations of Non-GAAP Financial Measures

The following table presents reconciliations of net income to Adjusted Net Income.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ millions, except per share amounts)	2020	2019	2020	2019
Net Income	$49	$61	$111	$134
Amortization expense	2	1	9	5
Restructuring charges	—	—	4	—
Spin-off charges	—	—	—	1
Secondary offering costs	—	—	—	2
Other non-operating expenses(1)	—	—	5	—
Tax impact of adjustments	—	—	(4)	(1)

Adjusted Net Income	$50	$62	$125	$140

Adjusted Earnings per Share:
Basic	$0.59	$0.73	$1.47	$1.66
Diluted	$0.59	$0.73	$1.46	$1.66
Weighted-average common shares outstanding:
Basic	85.3	84.7	85.2	84.6
Diluted	85.6	84.9	85.5	84.8

(1)

Other non-operating expenses for the nine months ended September 30, 2020 includes (a) a loss on investment of $3 million, (b) incremental direct costs related to COVID-19 of $1 million, which were temporary in nature and primarily related to incremental health and childcare benefits for our employees and hoteling costs related to our offshore business process outsourcers and (c) acquisition-related transaction costs of $1 million. There were no such charges for the three months ended September 30, 2020 or the three and nine months ended September 30, 2019.

The following table presents reconciliations of net cash provided from operating activities to Free Cash Flow.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2020	2019	2020	2019
Net Cash Provided from Operating Activities	$13	$14	$154	$154
Property Additions	(8)	(5)	(26)	(15)

Free Cash Flow	$5	$9	$127	$138

The following table presents reconciliations of net income to Adjusted EBITDA.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2020	2019	2020	2019
Net Income	$49	$61	$111	$134
Depreciation and amortization expense	7	6	25	18
Restructuring charges	—	—	4	—
Spin-off charges	—	—	—	1
Provision for income taxes	16	21	37	46
Non-cash stock-based compensation expense	4	2	13	7
Interest expense	14	16	43	47
Secondary offering costs	—	—	—	2
Other non-operating expenses(1)	—	—	5	—

Adjusted EBITDA	$91	$106	$238	$255

(1)

Other non-operating expenses for the nine months ended September 30, 2020 includes (a) a loss on investment of $3 million, (b) incremental direct costs related to COVID-19 of $1 million, which were temporary in nature and primarily related to incremental health and childcare benefits for our employees and hoteling costs related to our offshore business process outsourcers and (c) acquisition-related transaction costs of $1 million. There were no such charges for the three months ended September 30, 2020 or the three and nine months ended September 30, 2019.

Key Business Metrics

	As of September 30,
	2020	2019
Growth in number of home service plans	4%	3%
Customer retention rate(1)	76%	74%

(1)	Customer retention rate is presented on a rolling 12-month basis in order to avoid seasonal anomalies.